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Exhibit 10.34

LOAN AND SECURITY AGREEMENT

        THIS LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of March 14, 2008 (the "Effective Date") between OXFORD FINANCE CORPORATION, a Delaware corporation with an office located at 133 N. Fairfax Street, Alexandria, VA 22314("Lender")and METABASIS THERAPEUTICS, INC. a Delaware corporation with an office located at 11119 North Torrey Pines Road, La Jolla, CA 92037 and ARAMED, INC. a Delaware corporation with an office located at 11119 North Torrey Pines Road, La Jolla, CA 92037 (jointly and severally, individually and collectively, the "Borrower"), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

        1    ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for non-compliance with FAS 123R in monthly reporting). Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

        2    LOAN AND TERMS OF PAYMENT

          2.1    Promise to Pay.    Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

            2.1.1    Term Loan.

              (a)    Availability.    Subject to the terms and conditions of this Agreement, during the Draw Period, Lender agrees, severally and not jointly, to make one (1) Term Loan (the "Term Loan") available to Borrower in an amount up to Five Million Dollars ($5,000,000.00). After repayment, no Term Loan may be re-borrowed.

              (b)    Interest Payments.    Commencing on May 1, 2008, Borrower shall make monthly payments of interest, in arrears, at the rate set forth in Section 2.2(a).

              (c)    Repayment.    Commencing on the Amortization Date and continuing on the Payment Date of each month thereafter, Borrower shall make (30) consecutive equal monthly payments of principal, calculated by the Lender based upon: (a) the amount of the Term Loan and (b) a repayment schedule equal to thirty (30) months, plus five (5) monthly payments of accrued and unpaid interest at the effective rate of interest as set forth in Section 2.2(a). All unpaid principal and accrued interest with respect to the Term Loan is due and payable in full on the Term Loan Maturity Date with respect to such Term Loan. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. A Term Loan may only be prepaid in accordance with Section 2.1.1(e).

              (d)    Mandatory Prepayment Upon an Acceleration.    If a Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Fee, (iii) the Final Payment, plus (iv) all other sums, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

              (e)    Permitted Prepayment of Loans.    Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Lender under this Agreement, provided Borrower (i) provides written notice to Lender of its election to prepay the Term Loan at least ten (10)days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal amount plus accrued and unpaid interest, (B) the Prepayment Fee, (C) the Final Payment, plus (D) all other sums, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. Borrower may terminate this Agreement upon no less than fifteen (15) days' prior written notice to Lenders and indefeasible payment in full of all Obligations (other than inchoate indemnity obligations), and Lenders' obligations to lend hereunder shall terminate upon receipt of such payment.

          2.2    Payment of Interest on the Credit Extensions.

          (a)    Interest Rate.    Subject to Section 2.2(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to the greater of: (i) nine and eighty-three one-hundredths percent (9.83%), and (ii) the LIBOR Rate plus the LIBOR Rate Margin, determined by Lender as of the applicable Funding Date, which interest shall be payable monthly in accordance with Section 2.2(e).

          (b)    Default Rate.    Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the "Default Rate"). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

          (c)    360-Day Year.    Interest shall be computed on the basis of a 360-day year comprising twelve (12) months consisting of thirty (30) days.

          (d)    Debit of Accounts.    Lender may debit any of Borrower's deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lender under the Loan Documents when due. These debits shall not constitute a set-off.

          (e)    Payments.    Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

          2.3    Secured Promissory Note.    The Term Loan shall be evidenced by a Secured Promissory Note in the form attached as Exhibit D hereto (each a "Secured Promissory Note"), and shall be repayable as set forth herein. The Borrower irrevocably authorizes Lender to make or cause to be made, on or about the Funding Date of the Term Loan or at the time of receipt of any payment of principal on Lender's Secured Promissory Note, an appropriate notation on the Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loan set forth on Lender's Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to Lender, but the failure to record, or any error in so recording, any such amount on Lender's Secured Promissory Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Secured Promissory Note to make payments of principal of or interest on the Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of the Secured Promissory Note, the

  Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

          2.4    Fees.    Borrower shall pay to Lender:

          (a)    Facility Fee.    A fully earned, non-refundable facility fee of Fifty Thousand Dollars ($50,000);

          (a)    Prepayment Fee.    The Prepayment Fee, when due hereunder;

          (b)    Final Payment.    The Final Payment, when due hereunder; and

          (c)    Lenders' Expenses.    All Lenders' Expenses (including reasonable attorneys' fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

          2.5    Additional Costs.    If any new law or regulation increases Lender's cost of capital or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Lender notifies Borrower of such increased costs. Lender shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with Lender's customary practice.

        3    CONDITIONS OF LOANS

          3.1    Conditions Precedent to Initial Credit Extension.    Lender's obligation to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

          (a)   duly executed original signatures to the Loan Documents to which Borrower is a party;

          (b)   duly executed original signatures to the Control Agreement[s];

          (c)   duly executed original Secured Promissory Notes in favor of Lender in an amount not to exceed the Term Loan;

          (d)   Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

          (e)   duly executed original signatures to the completed Borrowing Resolutions for Borrower;

          (f)    Lender shall have received certified copies, dated as of a recent date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

          (g)   evidence satisfactory to Lender that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Lender; and

          (h)   payment of the fees and Lenders Expenses then due as specified in Section 2.4 hereof.

          3.2    Conditions Precedent to all Credit Extensions.    The obligation of Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a)   except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

          (b)   the representations and warranties in Section 5 shall be true, accurate and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

          (c)   in such Lender's sole discretion, there has not been a Material Adverse Change.

          3.3    Covenant to Deliver.    Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Lender of any such item shall not constitute a waiver by Lenders of Borrower's obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender's sole discretion.

          3.4    Procedures for Borrowing.    Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify Lender (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time ten (10) Business Days prior to the date the Term Loan is to be made (except in the case of the Term Loan being advanced on the Effective Date, which is deemed to have satisfied any notification requirement hereunder other than delivery of the Payment/Advance Form required below). Together with any such electronic or facsimile notification, Borrower shall deliver to Lender by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Lender may rely on any telephone notice given by a person whom Lender believes is a Responsible Officer or designee. On the Funding Date, Lender shall credit and/or transfer (as applicable) to Borrower's Designated Deposit Account, an amount equal to Five Million Dollars ($5,000,000).

        4    CREATION OF SECURITY INTEREST

          4.1    Grant of Security Interest.    Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority under this Agreement). If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof (and further details as may be required by Lender) and grant to Lender, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

          If this Agreement is terminated, Lender's Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders' obligation to make Credit Extensions has terminated, the Lender shall, at Borrower's sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

          4.2    Authorization to File Financing Statements.    Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender's interest or rights hereunder, including a notice that any disposition of the Collateral other than as permitted under this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of the Lender under the Code.

        5    REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

          5.1    Due Organization, Authorization: Power and Authority.    Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower's business. In connection with this Agreement, Borrower has delivered to Lender a completed perfection certificate signed by Borrower (the "Perfection Certificate"). Borrower represents and warrants that (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower's organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower's organizational identification number.

          The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower's organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower's business.

          5.2    Collateral.    Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit and securities accounts other than the deposit accounts described in the Perfection Certificate, or of which Borrower has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein.

          The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral in excess of $25,000 per location shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Lender notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral in excess of $25,000 per location to a bailee, then Borrower will first receive the written consent of Lender and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Lender.

          All Inventory is in all material respects of good and marketable quality, free from material defects.

          Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is a licensee that (a) prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Lender's right to sell any Collateral. Borrower shall provide written notice to Lender within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed "Collateral" and for Lender and each Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or, whether now existing or entered into in the future, and (y) Lender shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender's rights and remedies under this Agreement and the other Loan Documents.

          5.3    Litigation.    There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

          5.4    No Material Deviation in Financial Statements.    All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present, in conformity with GAAP, in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Lender.

          5.5    Solvency.    The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities (excluding derivative liabilities); Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

          5.6    Regulatory Compliance.    Borrower is not an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company" under the Investment Company Act of 1940. Borrower is not engaged in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower's or any of its Subsidiaries' properties or assets has been used by Borrower or any

  Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

          5.7    Subsidiaries; Investments.    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

          5.8    Tax Returns and Payments; Pension Contributions.    Borrower has timely filed all required tax returns and reports (including those relating to employee tax withholding, social security and unemployment taxes), and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a "Permitted Lien". Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

          5.9    Use of Proceeds.    Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

          5.10    Full Disclosure.    No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

        6    AFFIRMATIVE COVENANTS

        Borrower shall do all of the following:

          6.1    Government Compliance.

          (a)   Maintain its and all its Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a material adverse effect on Borrower's business.

          (b)   Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

          6.2    Financial Statements, Reports, Certificates.

          (a)   Deliver to Lender: (i) within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower's security holders or to any holders of Subordinated Debt; and (ii) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower's or another website on the Internet; (iii) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) or more; and (iv) other financial information reasonably requested by Lender.

          (b)   Within forty-five (45) days after the last day of each calendar quarter, deliver to Lender, a duly completed Compliance Certificate signed by a Responsible Officer.

          6.3    Inventory; Returns.    Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower's customary practices as they exist at the Effective Date. Borrower must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000).

          6.4    Taxes; Pensions.    Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

          6.5    Insurance.    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender. All property policies shall have a lender's loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, the Lender, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Lender's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender's option, be payable to Lender on behalf of the Lender on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest (subject to Permitted Liens), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender reasonably deems prudent.

          6.6    Operating Accounts.

          (a)   Provide Lender five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender's Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Lender. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees and identified to Lender by Borrower as such.

          6.7    Protection of Intellectual Property Rights.    Borrower shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Lenders in writing of material infringements of its intellectual property; and (c) not allow any intellectual property necessary for the conduct of Borrower's business to be abandoned, forfeited or dedicated to the public without Lenders' written consent.

          6.8    Litigation Cooperation.    From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

          6.9    Further Assurances.    Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender's Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of or any of its Subsidiaries.

          6.10    Notices of Litigation and Default.    Borrower will give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a material adverse effect with respect to Borrower. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Lender of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

          6.11    Creation/Acquisition of Subsidiaries.    In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Lender to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such domestic Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Lender a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (in the case of a foreign Subsidiary, such pledge shall not exceed 65% of such stock units or other evidence of ownership).

        7    NEGATIVE COVENANTS

        Borrower shall not do any of the following without Lender's prior written consent:

          7.1    Dispositions.    Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive and exclusive licenses, partnerships or joint ventures for the use of the property, of Borrower or its Subsidiaries in the ordinary course of business and approved by Borrower's Board. For the avoidance of doubt, Lenders acknowledge and agree that Borrower shall be permitted to license its intellectual property to third parties (on an exclusive basis) consistent with Borrower's current business model and existing practice in the biotech industry.

          7.2    Changes in Business, Management, Ownership, or Business Locations.    (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) replace its chief executive officer, chief financial officer, or chief scientific officer unless Borrower promptly notifies Lender after the replacement of such officer. or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 60% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors). Borrower shall not, without at least fifteen (15) days prior written notice to Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower's assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

          7.3    Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year of Borrower; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

          7.4    Indebtedness.    Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

          7.5    Encumbrance.    Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower's or any Subsidiary's intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of "Permitted Liens" herein.

          7.6    Maintenance of Collateral Accounts.    Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

          7.7    Distributions; Investments.    (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year, or (b) except as permitted in Section 7.3,directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

          7.8    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for sales of equity securities to existing investors and transactions that are in the ordinary course of Borrower's business, in any case, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

          7.9    Subordinated Debt.    (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lender.

          7.10    Compliance.    Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

        8    EVENTS OF DEFAULT

        Any one of the following shall constitute an event of default (an "Event of Default") under this Agreement:

          8.1    Payment Default.    Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Term Loan Maturity Date). No Event of Default shall be deemed to have occurred and no interest at the Default Rate shall be charged in the event that a Lender shall fail to debit Borrower's Designated Deposit Account while amounts necessary to make full payment of the amounts then due hereunder are available in such account. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

          8.2    Covenant Default.

          (a)   Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, or violates any covenant in Section 7; or

          (b)   Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

          8.3    Material Adverse Change.    A Material Adverse Change occurs;

          8.4    Attachment.    (a) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary), on deposit with the Lender or an Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Fifty Thousand Dollars ($50,000.00) becomes a Lien on any of Borrower's assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

          8.5    Insolvency    (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent (excluding the effect of derivative liabilities); (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

          8.6    Other Agreements.    There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower's business.

          8.7    Judgments.    A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, or stay of such judgment, order, or decree);

          8.8    Misrepresentations.    Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan

  Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

          8.9    Subordinated Debt.    A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lender, or any creditor that has signed such an agreement with Lender breaches any terms of such agreement.

          8.10    Governmental Approvals.    Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

        9    RIGHTS AND REMEDIES

          9.1    Rights and Remedies.    While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:

          (a)   declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable;

          (b)   stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Lender;

          (c)   settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender's security interest in such funds, and verify the amount of such account;

          (d)   make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender's rights or remedies;

          (e)   apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

          (f)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Lender;

          (g)   place a "hold" on any account and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

          (h)   demand and receive possession of Borrower's Books; and

          (i)    exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

          9.2    Power of Attorney.    Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of Lender's security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lender is under no further obligation to make Credit Extensions hereunder. Lender's foregoing appointment as Borrower's attorney in fact, and all of Lender's rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Lender's obligation to provide Credit Extensions terminates.

          9.3    Protective Payments.    If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender's Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender's waiver of any Event of Default.

          9.4    Application of Payments and Proceeds.    Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as the Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

          9.5    Liability for Collateral.    So long as the Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Lender, the Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

          9.6    No Waiver; Remedies Cumulative.    Lender's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. Lender's rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender's exercise of one right or remedy is not an election, and Lender's waiver of any Event of Default is not a continuing waiver. Lender's delay in exercising any remedy is not a waiver, election, or acquiescence.

          9.7    Demand Waiver.    Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

        10    NOTICES

        All notices, consents, requests, approvals, demands, or other communication (collectively, "Communication") by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either, Lender or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Metabasis Therapeutics, Inc.
11119 North Torrey Pines Road
La Jolla, CA 92037
Attn: Chief Financial Officer
Fax: 858-587-2770
If to Oxford:	Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314
Attention: General Counsel
Fax: (703) 519-5225

        11    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        Virginia law governs the Loan Documents (other than the Warrant) without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in the Commonwealth of Virginia. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower's actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

        TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

        12    GENERAL PROVISIONS

          12.1    Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender's prior written consent (which may be granted or withheld in Lender's discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights, and benefits under this Agreement and the other Loan Documents.

          12.2    Indemnification/Expenses.    Borrower agrees to indemnify, defend and hold Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing the Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, "Claims") asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender's Expenses incurred, or paid by Lenders from, following, or arising from transactions between Lender and Borrower (including reasonable attorneys' fees and expenses), except for Claims, losses and Lender Expenses to the extent directly caused by Lender's gross negligence or willful misconduct.

          12.3    Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

          12.4    Severability of Provisions.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

          12.5    Amendments in Writing; Integration.    All amendments to this Agreement must be in writing signed by Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

          12.6    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

          12.7    Survival.    All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement including) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

          12.8    Confidentiality.    In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender's Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lender shall use commercially reasonable efforts to obtain such prospective transferee's or purchaser's agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; and (e) as Lender considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Lender's possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (ii) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

          12.9    Right of Set Off.    Borrower hereby grants to Lender a lien, security interest and right of set off as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        13    DEFINITIONS

          13.1    Definitions.    As used in this Agreement, the following terms have the following meanings:

        "Account" is any "account" as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

        "Account Debtor" is any "account debtor" as defined in the Code with such additions to such term as may hereafter be made.

        "Affiliate" of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Agreement" is defined in the preamble hereof.

        "Amortization Date" is October 1, 2008.

        "Board" means Borrower's board of directors.

        "Borrower" is defined in the preamble hereof.

        "Borrower's Books" are all Borrower's books and records including ledgers, federal and state tax returns, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

        "Borrowing Resolutions" are, with respect to any Person, those resolutions adopted by such Person's Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which Lender is closed.

        "Cash Equivalents" are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; and (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc. Notwithstanding the foregoing, Cash Equivalents does not include and each Borrower and Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

        "Claims" are defined in Section 12.2.

        "Code" is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Virginia provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender's Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Virginia, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

        "Collateral" is any and all properties, rights and assets of Borrower described on Exhibit A.

        "Collateral Account" is any Deposit Account, Securities Account, or Commodity Account.

        "Commodity Account" is any "commodity account" as defined in the Code with such additions to such term as may hereafter be made.

        "Communication" is defined in Section 10.

        "Compliance Certificate" is that certain certificate in the form attached hereto as Exhibit C.

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

        "Control Agreement" is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

        "Credit Extension" is the Term Loan.

        "Default" is any event which with notice or passage of time or both, would constitute an Event of Default.

        "Default Rate" is defined in Section 2.2(b).

        "Deposit Account" is any "deposit account" as defined in the Code with such additions to such term as may hereafter be made.

        "Designated Deposit Account" is Borrower's deposit account, account number 1450-8-07652, maintained with Bank of America.

        "Dollars," "dollars" and "$" each mean lawful money of the United States.

        "Draw Period" is the period of time from the Effective Date through the earliest to occur of (a)March 14, 2008, and (b) an Event of Default.

        "Effective Date" is defined in the preamble of this Agreement.

        "Equipment" is all "equipment" as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

        "ERISA" is the Employee Retirement Income Security Act of 1974, and its regulations.

        "Event of Default" is defined in Section 8.

        "Final Payment" is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the amount of the Term Loan multiplied by the Final Payment Percentage and due on the earliest to occur of (a) the final Payment Date for such Term Loan, (b) the acceleration of such Term Loan pursuant to Section 2.1.1(d) hereof, and (c) prepayment of the Term Loan pursuant to Section 2.1.1(e) hereof.

        "Final Payment Percentage" is, for each Term Loan, four percent (4.0%).

        "Funding Date" is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

        "GAAP" is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "General Intangibles" is all "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

        "Governmental Approval" is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

        "Governmental Authority" is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

        "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Inventory" is all "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

        "Investment" is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

        "Lender's Expenses" are all audit fees and expenses, costs, and expenses (including reasonable attorneys' fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

        "LIBOR Rate" means the rate of interest per annum determined by Lender to be the rate of interest at which deposits in United States Dollars are offered to Lender in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Lender customarily participates for a period of time equal to ninety (90) days and in an amount approximately equal to the amount of such Term Loan.

        "LIBOR Rate Margin" is six and seventy-five one-hundredths percentage points (6.75%) per annum.

        "Lien" is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

        "Loan Documents" are, collectively, this Agreement, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

        "Material Adverse Change" is any material adverse change in the general affairs, senior management, results of operations, or financial condition of Borrower, whether or not arising from transactions in the ordinary course of business, that is likely to impair the ability of Borrower to repay any portion of the Obligations or a material impairment in the value or priority of Lender's security interest in the Collateral.

        "Obligations" are Borrower's obligation to pay when due any debts, principal, interest, Lender's Expenses, Prepayment Fee, Final Payment, and other amounts Borrower owes Lender now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Lenders, and the performance of Borrower's duties under the Loan Documents. Notwithstanding anything to the contrary contained herein, the term "Obligations" shall not include any obligations of Borrower under the Warrant or any equity-related documents executed solely in connection therewith.

        "Operating Documents" are, for any Person, such Person's formation documents, as certified with the Secretary of State of such Person's state of formation on a date that is no earlier than 30 days prior to the Effective Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

        "Payment/Advance Form" is that certain form attached hereto as Exhibit B.

        "Payment Date" is the first Business Day of each calendar month.

        "Perfection Certificate" is defined in Section 5.1.

        "Permitted Indebtedness" is:

          (a)   Borrower's Indebtedness to Lender under this Agreement and the other Loan Documents;

          (b)   Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

          (c)   Subordinated Debt;

          (d)   unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

          (e)   Indebtedness secured by Permitted Liens; and

          (f)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

        "Permitted Investments" are:

          (a)   Investments shown on the Perfection Certificate and existing on the Effective Date; and

          (b)   Cash Equivalents;

          (c)   Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

          (d)   Investments consisting of deposit accounts in which Lenders have a perfected security interest;

          (e)   Investments accepted in connection with Transfers permitted by Section 7.1;

          (f)    Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

          (g)   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

          (h)   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

          (i)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary; and

          (j)    joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

          (j)    other investments permitted by the Borrower's Investment Policy as approved by the Borrower's board of directors and provided to Lender on the Effective Date; provided, however that Permitted Investments shall not include any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction, more commonly referred to as auction rate securities.

        "Permitted Liens" are:

          (a)   Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

          (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over the any of Lender's Liens;

          (c)   purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand

  Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

          (d)   Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

          (e)   leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

          (f)    existing leases of personal property in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000);

          (g)   non-exclusive and exclusive licenses of intellectual property granted to third parties in the ordinary course of business, and exclusive licenses of intellectual property in one or more respects granted to third parties pursuant to a collaboration agreement that is customary in the biotechnology industry, which collaboration agreement has been approved by Borrower's Board of Directors and disclosed to Lenders;

          (h)   Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (i)    Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

          (j)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default hereunder; and

          (k)   Liens in favor of other financial institutions arising in connection with Borrower's deposit and/or securities accounts held at such institutions, provided that the Lenders have a perfected security interest in the amounts held in such deposit and/or securities accounts.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prepayment Fee" shall be an additional fee payable to the Lender in amount equal to:

  (i)
  for a prepayment made after the Effective Date, and on or prior to September 1, 2009, six percent (6.0%) of the principal amount of the Term Loan prepaid; or

  (ii)
  for a prepayment made after September 1, 2009, and on or prior to March 1, 2010, four percent (4.0%) of the principal amount of the Term Loan prepaid; and

  (iii)
  for a prepayment made after March 1, 2010, and on or prior to the Term Loan Maturity Date, three percent (3.0%) of the principal amount of the Term Loan prepaid.

        "Registered Organization" is any "registered organization" as defined in the Code with such additions to such term as may hereafter be made

        "Requirement of Law" is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

        "Secured Promissory Note" is defined in Section 2.3.

        "Secured Promissory Note Record" A record maintained by Lender with respect to the outstanding Obligations and credits made thereto.

        "Securities Account" is any "securities account" as defined in the Code with such additions to such term as may hereafter be made.

        "Subordinated Debt" is indebtedness incurred by Borrower subordinated to all of Borrower's now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender and entered into between Lender, the Borrower and the other creditor), on terms acceptable to Lender.

        "Subsidiary" means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

        "Term Loan" is defined in Section 2.1.1 hereof.

        "Term Loan Maturity Date" is the last Payment Date for each Term Loan.

        "Transfer" is defined in Section 7.1.

        "Warrant" is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Lender.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Virginia as of the Effective Date.

BORROWER:
METABASIS THERAPEUTICS, INC.
By

Name:

Title:

ARAMED, INC.
By

Name:

Title:

LENDER:
OXFORD FINANCE CORPORATION
By

Name:

Title:

EXHIBIT A

        The Collateral consists of all of Borrower's right, title and interest in and to the following personal property:

        All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

        all Borrower's Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

        Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (i) any interest in a foreign subsidiary to the extent such interest exceeds 65% of the total outstanding voting interests in such foreign subsidiary, or (ii) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

        Pursuant to the terms of a certain negative pledge arrangement with Lender, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Lender's prior written consent.

1

EXHIBIT B

Loan Payment/Advance Request Form

METABASIS THERAPEUTICS, INC.
DEADLINE IS NOON E.S.T.*

*
Unless otherwise provided for an Advance bearing interest at LIBOR.

Fax To:	Date:

LOAN PAYMENT:

From Account #	(Deposit Account #)	To Account #	(Loan Account #)
Principal $		and/or Interest $
Authorized Signature:		Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	(Loan Account #)	To Account #	(Deposit Account #)
Amount of Advance $

All Borrower's representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:
Authorized Signature:		Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, E.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Lender:	Account Number:
City and State:

Beneficiary Lender Transit (ABA) #:	Beneficiary Lender Code (Swift, Sort, Chip, etc.): (For International Wire Only)

Intermediary Lender:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).
Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:	OXFORD FINANCE CORPORATION, as Lender	Date:
FROM:	METABASIS THERAPEUTICS, INC.

        The undersigned authorized officer of Metabasis Therapeutics, Inc. ("Borrower") certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, and the Lender (the "Agreement"), (1) there are no Events of Default which have occurred and are continuing, (2) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (3) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (4) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender. Attached are the required documents supporting the certification. The undersigned certifies, in the capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes or as permitted in the Agreement. The undersigned acknowledges, in the capacity as an officer of the Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
Compliance Certificate	Quarterly within 45 days	Yes No

        The following are the exceptions with respect to the certification above: (If no exceptions exist, state "No exceptions to note.")

LENDER USE ONLY
METABASIS THERAPEUTICS, INC.
By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

EXHIBIT D

SECURED PROMISSORY NOTE

$	Dated: , 2008

        FOR VALUE RECEIVED, the undersigned, METABASIS THERAPEUTICS, INC., a Delaware corporation and ARAMED, INC.., a                        corporation (jointly and severally, individually and collectively, the "Borrower"), HEREBY PROMISES TO PAY to the order of OXFORD FINANCE CORPORATION ("Lender") the principal amount of Five Million Dollars ($5,000,000) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement by and between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"). If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on Term Loan Maturity Date as set forth in the Loan Agreement.

        Borrower agrees to pay any initial partial month interest payment from the date of this Note to the first Payment Date ("Interim Interest") on the first Payment Date.

        Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

        The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

        This Note may not be prepaid except as set forth in Section 2.1.1(d) and Section 2.1.1(e) of the Loan Agreement.

        This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

        Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

        Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Virginia.

        Note Register; Ownership of Note.    The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

        IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
METABASIS THERAPEUTICS, INC.
By:

Name:

Title:

ARAMED, INC.
By:

Name:

Title:

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  Exhibit 10.34